Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Tuesday Morning Corporation 2008 Long-Term Equity Incentive Plan of our reports dated August 30, 2012, with respect to the consolidated financial statements of Tuesday Morning Corporation and the effectiveness of internal control over financial reporting of Tuesday Morning Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Dallas, Texas

December 6, 2012